EXHIBIT 4.5

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                                 CASMYN CORP.
                            1995 STOCK OPTION PLAN


 1. PURPOSE

The purposes of this 1995 Stock Option Plan ("1995 PLAN") are to retain, reward, and motivate officers and key employees, and to promote relationships with certain suppliers and independent contractors (collectively referred to herein as ("OPTIONEES") of Casmyn Corp. ("CASMYN"). Additionally, to encourage stock ownership by OPTIONEES by providing a means to acquire shares CASMYN'S Common Stock or to increase their stock holdings and to provide a greater community of interest between OPTIONEES and CASMYN's stockholders by permitting CASMYN to grant Stock Options ("OPTIONS") to eligible OPTIONEES, as provided in Section 3 hereof.

Its intended that the OPTIONS granted under the plan shall not comply with the regulations for "incentive stock options" provided for in Section 422 of the Internal Revenue Code, and regulations thereunder, as the same may be hereinafter amended from time to time (such laws and regulations are hereinafter referred to as the "CODE").

 2. ADMINISTRATION

Subject to Section 5(a) hereof, the 1995 PLAN shall be administered by the Board of Directors ("BOARD") of CASMYN which is authorized, subject to the provisions of the 1995 PLAN, to establish rules and regulations governing the 1995 PLAN, to appoint such agents as it deems appropriate for the proper administration of the 1995 PLAN, and to delegate such authority to administer the 1995 PLAN to a committee of the Board ("COMMITTEE"). Any questions of interpretation of the 1995 PLAN as determined by the COMMITTEE shall be final and binding upon all persons.

 3. PARTICIPANTS

The OPTIONEES eligible to receive OPTIONS under the 1995 PLAN shall be determined from time to time at the sole discretion of the COMMITTEE.

 4. SHARES RESERVED UNDER THE 1995 PLAN

Subject to the Provisions of Section 6 of the 1995 PLAN, the maximum number of shares for which OPTIONS may be granted under this 1995 PLAN is 250,000 shares of Common Stock, $.04 par value per share, of CASMYN. Shares issued pursuant to the 1995 PLAN will be authorized and unissued shares.


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5. OPTIONS

  Options may be granted from time to time from June 30, 1995 until June 29, 2000, subject to the following provisions:

(a) Notwithstanding anything to the contrary, to the extent necessary to comply with the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (or any successor thereto), the 1995 PLAN shall be administered by the Board, if each member is a disinterested Director or, at the option of the Board, a committee of one or more Disinterested Directors appointed by the Board (the group responsible for administering the 1995 PLAN is referred hereafter as the "COMMITTEE"). Options may be granted only by the unanimous agreement of the members of the COMMITTEE. Stock Option Agreements ("Option Agreements"), in the form as approved by the members of the COMMITTEE, and containing such terms and conditions not inconsistent with the provisions of this 1995 PLAN as shall have been determined by the COMMITTEE, may be executed on behalf of CASMYN by the Chief Executive Officer of CASMYN. The COMMITTEE shall have complete authority to construe, interpret and administer the provisions of the 1995 PLAN and the provisions of the Option Agreements relating to the options granted hereunder to prescribe, amend and rescind rules and regulations pertaining to the 1995 PLAN and to make all other determinations necessary or deemed advisable in the administration of the 1995 PLAN.

The determinations, interpretations and constructions made by the COMMITTEE shall be final and conclusive. Members of the COMMITTEE shall shall be specified by the Board, and shall consist solely of Disinterested Directors and as such not be eligible to receive options to purchase Common Stock pursuant to the 1995 PLAN. For purposes of this Section 5(a), the term "Disinterested Director" shall mean a director who is not, during the one year prior to service as an administrator of the 1995 PLAN, granted or awarded an option pursuant to the 1995 PLAN or any other plan of CASMYN or any of its affiliates, except as may be permitted by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

(b) No OPTION may be exercised after June 30, 2005. All unexercised OPTIONS expire after said date.

(c) The option price per share of a OPTION granted under the 1995 PLAN is $0.04 per share.

(d) No OPTION under this 1995 PLAN may be transferable by the Optionee other than by the Optionee's will or by the laws of descent and distribution , and no Option can be exercised during the lifetime of the Optionee except by the Optionee, his guardian or attorney-in-fact.

(e) OPTIONS, which have not vested under the 1995 PLAN shall expire upon termination of employment or contractual relationship for any reason other than Death, total disability (as defined in Section 22(e)(3) of the CODE), retirement or as specifically provided for under the terms of an employment agreement, contract or the Option Agreement.

(f) The board, or its delegate, may at any time, at its discretion and in such manner as it deems appropriate, agree to waive or modify any of the terms of any outstanding OPTIONS, provided that any such modification shall be subject to the consent of the Optionee and that any such waiver or modification shall be in accordance with the terms of the 1995 PLAN.

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(g)  All  shares  purchased under OPTIONS shall be paid in full, including any related taxes, at the time of purchase. Shares acquired by exercise of OPTIONS shall be paid in cash or the equivalent thereof. The exercise of options may be subject to Federal and State income tax and income tax withholding by CASMYN. The OPTIONS granted under the Plan, may be subject to vesting provisions as described in the Option Agreement. Vested OPTIONS may be exercised in whole or in part. If exercised in part, OPTIONS must be exercised in minimum increments of 1,000 shares.

 6. ADJUSTMENT PROVISIONS

(a) If CASMYN shall at any time change the number of issued shares of Common Stock without new consideration to CASMYN (such as stock dividends, stock splits, or stock exchange), the total number of shares reserved for issuance under this 1995 PLAN and the number of shares covered by each outstanding OPTION shall be adjusted so that the aggregate consideration payable to CASMYN and the value of each OPTION shall not be changed.

(b) If a dissolution or liquidation of CASMYN shall occur, the Board, or its delegate at its discretion, may accelerate the vesting and/or expiration of all or any portion of the OPTIONS granted under this plan. CASMYN shall give notice of the proposed dissolution of CASMYN and shall notify the Optionee of their right to exercise such options (including any OPTIONS which have been accelerated by the Board) within a period not to exceed sixty days of the mailing of the notice, provided that such sixty day exercise period shall not extend the exercise date of any OPTION beyond June 29, 2005. Any OPTIONS which are not exercised within the notice period shall terminate upon the dissolution or liquidation of CASMYN.

(c) If the outstanding shares of CASMYN shall be exchanged for other shares of CASMYN, or of another corporation by reason of merger, consolidation or other recapitalization, or in the event of any other material change in the capital stock of CASMYN by reason of any reclassification, reorganization, recapitalization or otherwise, there shall be a proportionate and equitable adjustment of the terms of the OPTION with respect to the amount and class of shares remaining subject to the OPTION and the purchase price to be paid thereof, as follows: if the outstanding shares of CASMYN shall be exchanged for other stock of CASMYN or of another corporation, the Optionee shall be entitled to purchase, pursuant to his OPTION, such number of shares of the CASMYN or of such other corporation as were exchangeable for the number of shares of CASMYN which the Optionee would have been entitled to purchase, except for such action, and the cash consideration payable per share shall be proportionately and equitably adjusted at the discretion of the Board.

(d) If, as a result of any of the events specified herein, the Board, or its delegate, shall be of the opinion that the other provisions of this Section 6 will not effect an equitable and proportionate adjustment of the terms of the OPTION with respect to the amount and class of shares remaining subject thereto and the purchase price to be paid, there shall be made such other or further adjustments in the terms of the OPTION as shall be necessary in the opinion of the Board to effect an equitable and proportionate adjustment of the terms of the OPTION or OPTIONS.

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    7. PURCHASE FOR INVESTMENT / REGISTRATION RIGHTS

Each OPTIONEE receiving shares upon exercise of an OPTION may be required by CASMYN to furnish a representation that the shares are being acquired for investment and not with a view to disposition if CASMYN, in its sole discretion, determines that such representation is required to insure that the resale or other disposition of the shares would not involve a violation of the Securities Act of 1933, as amended, or of any other applicable laws. CASMYN reserves the right to place a legend on the certificates for shares delivered pursuant to the plan and to issue stop transfers or similar instructions to the transfer agent which CASMYN, in its sole discretion, deems necessary and proper to assure compliance with (a) any such representations, or (b) any federal or state law.

    8. COMPLIANCE WITH SECURITIES LAWS

No certificate for shares shall be delivered upon the exercising of an OPTION until CASMYN has taken action which is required to comply with the provisions of the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934 as amended, any other applicable laws and with the requirements of any exchange on which the Common Stock may, at the time be listed.

    9. MODIFICATIONS, AND TERMINATION OF THE 1995 PLAN

The Board reserves the right to terminate, amend or modify the 1995 PLAN at any time. The approval of the stockholders will not be required for the actions of the Board, which in its sole discretion, are necessary for the fair and equitable administration of the Plan.

    10. EFFECTIVE DATE OF THE 1995 PLAN

    The 1995 PLAN shall become effective on June 30, 1995. Subject to stockholder approval, which is required for the implementation of the 1995 PLAN.

   11. GOVERNING LAW

  All questions arising with respect to the provisions of the 1995 PLAN shall be determined by application of the laws of the state of Nevada, except to the extent that Nevada law is preempted by federal statute.